SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 3, 2006

CHEMBIO DIAGNOSTIC, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
3661 Horseblock Road
Medford, NY 11763
(Address of principal executive offices)
631-924-1135
(Registrant’s Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. Unregistered Sales of Equity Securities.

On July 3, 2006, the Company issued 322,577 shares of common stock as payment of dividends on the Company’s series B preferred stock. No cash was exchanged in this issuance. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for its exemption from registration of this issuance. The investors in the issuance were accredited investors of the Company.

On July 10, 2006, the Company issued to Bio-Business Science & Development LTDA, in payment of commissions, warrants to purchase 29,838 shares of the Company’s Common Stock having an exercise price of $0.753 per share. These warrants are exercisable immediately and expire five years from the date of issue. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for its exemption from registration of this issuance. The sole investor in the issuance was an accredited investor.

On July 18, 2006, the Company issued 15,000 shares of Common Stock to one of the Company’s non-employee directors, Alan Carus. The Common Stock vests in three equal annual installments beginning on July 1, 2006. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for its exemption from registration of this issuance.

On July 31, 2006, the Company issued to Investor Relations Group, Inc., in payment for consulting services, warrants to purchase 8,333 shares, of the Company’s Common Stock having an exercise price of $0.70 per share and 8,333 shares of the Company’s Common Stock. The warrants are exercisable immediately and expire five years from the date of issue. The Company relied on Section 4(2) of the Securities Act of 1933 as the basis for its exemption from registration of this issuance. The sole investor in the issuance was an accredited investor.

ITEM 7.01. Regulation FD Disclosures.

(a)	On August 3, 2006 the Registrant issued the press release titled “Chembio Receives First Order from PEPFAR’s Supply Chain Management System” included herein as Exhibit 99.1.

ITEM 9.01. Financial Statements and Exhibits

(c) Exhibits.

99.1	Press Release titled “Chembio Receives First Order from PEPFAR’s Supply Chain Management System” issued August 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 8, 2006    Chembio Diagnostics, Inc.

By:    /s/ Lawrence A. Siebert
Lawrence A. Siebert
Chief Executive Officer